NEWS RELEASE
Cliffs Natural Resources Inc. Reports Second-Quarter 2017 Results

•	Net Income from Continuing Operations of $77 million

•	Earnings from Continuing Operations of $0.26 per diluted share
CLEVELAND—July 27, 2017—Cliffs Natural Resources Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2017. The Company reported consolidated revenues of $569 million, an increase of 15 percent compared to the prior year's second-quarter revenues of $496 million. Cost of goods sold increased by 5 percent to $424 million compared to $405 million reported in the second quarter of 2016.
The Company recorded net income from continuing operations of $77 million in the second quarter, including a $5 million, or $0.02 per share, loss on extinguishment of debt. This compares to net income from continuing operations of $30 million recorded in the prior-year quarter, which included a $4 million gain on extinguishment of debt. Second-quarter 2017 net income of $30 million included a $46 million non-cash loss from discontinued operations.
For the second quarter of 2017, adjusted EBITDA1 was $137 million, a 35 percent increase compared to $102 million reported in the second quarter of 2016.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q2 2017 Adjusted EBITDA[1]	$161.5	$3.0	$(27.5)	$137.0
Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "Our second quarter results clearly demonstrate the true power of our U.S. Iron Ore business, in which we have unrivaled operational, commercial, logistical, and quality advantages. Even as iron ore prices in Asia dropped substantially during the second quarter, these unique advantages enabled us to achieve EBITDA margins that are at the peak of the industry in the United States." Mr. Goncalves added, "Going forward, we will further expand on our unquestionable strength as a supplier of customized iron units in the Great Lakes, with the development of our HBI production plant in Toledo, Ohio. The new plant will enable Cliffs to supply high-quality, customized HBI as feedstock to select Electric Arc Furnace steelmakers. As EAF's become Cliffs’ clients, we expect the earnings power of U.S. Iron Ore will carry over to this new business."

U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Volumes - In Thousands of Long Tons
Sales volume	4,310	4,146	7,428	6,056
Production volume	4,691	4,155	8,968	7,202
Sales Margin - In Millions
Revenues from product sales and services	$471.3	$361.7	$757.5	$547.2
Cost of goods sold and operating expenses	327.1	291.7	564.9	464.0
Sales margin	$144.2	$70.0	$192.6	$83.2
Sales Margin - Per Long Ton
Revenues from product sales and services*	$96.75	$77.81	$89.43	$79.72

Cash cost of goods sold and operating expense rate[2]	59.47	56.25	59.05	58.34
Depreciation, depletion and amortization	3.87	4.68	4.46	7.65
Cost of goods sold and operating expenses*	63.34	60.93	63.51	65.99
Sales margin	$33.41	$16.88	$25.92	$13.73

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.
U.S. Iron Ore pellet sales volume in the second quarter of 2017 was 4.3 million long tons, a 4 percent increase when compared to the second quarter of 2016 as a result of increased customer demand.
Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $59.47 per long ton, a 6 percent increase from $56.25 per long ton in the prior year's second quarter. The increase was primarily driven by higher employee-related expenses, as well as increased energy, repair and royalty costs. This was partially offset by reduced idle costs.

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Volumes - In Thousands of Metric Tons
Sales volume	2,485	3,103	5,528	5,906
Production volume	2,762	2,800	5,433	5,607
Sales Margin - In Millions
Revenues from product sales and services	$98.0	$134.5	$273.4	$254.5
Cost of goods sold and operating expenses	97.1	113.0	225.2	215.3
Sales margin	$0.9	$21.5	$48.2	$39.2
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$38.23	$41.96	$47.11	$41.58

Cash cost of goods sold and operating expense rate[2]	36.52	33.06	36.94	32.76
Depreciation, depletion and amortization	1.33	1.97	1.45	2.18
Cost of goods sold and operating expenses*	37.85	35.03	38.39	34.94
Sales margin	$0.38	$6.93	$8.72	$6.64

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
Second-quarter 2017 Asia Pacific Iron Ore sales volume decreased 20 percent to 2.5 million metric tons, from 3.1 million metric tons in the second quarter of 2016. The decrease was driven by the timing of shipments and market conditions, which resulted in the termination of certain spot sales.
Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $36.52 per metric ton in the second quarter of 2017, a 10 percent increase from the prior-year quarter. The increase was attributable to increased mining costs, driven by a change in the overall operating plan resulting in a higher strip ratio.
Other Income Statement Items
Cliffs' second-quarter 2017 SG&A expenses were $28 million compared to second-quarter 2016 expenses of $23 million. The increase was driven primarily by higher spend related to incentive compensation accruals, as well as prefeasibility spend on the development of the HBI production plant.
Cliffs' net interest expense during the second quarter was $31 million, a 38 percent decrease when compared to the second-quarter 2016 expense of $51 million, as a result of approximately $930 million in principal amount of debt reduced over the previous 12 months.
Miscellaneous-net expense of $3 million included, among other items, $6 million in charges related to the indefinite idle at Empire mine.

During the quarter, Cliffs reported a $46 million non-cash loss from discontinued operations, as a liability was recorded related to a probable preference claim against Cliffs as part of the CCAA proceedings.  The estimated liability is approximately equal to the value of the Company’s related-party claims against the CCAA estate.
Debt and Cash Flow
Total debt at the end of the second quarter of 2017 was $1.6 billion, approximately $900 million lower than the $2.5 billion total debt at the end of the prior-year quarter. Cliffs had net debt3 of $1.3 billion at the end of the second quarter of 2017, compared to $2.3 billion of net debt3 at the end of the second quarter of 2016. The Company had no borrowings under its asset-based lending facility at the end of the second quarter of 2017 or 2016.
Capital expenditures during the quarter were $22 million, compared to $10 million in the prior-year quarter. The increase was driven primarily by spending related to the Mustang Project at the United Taconite mine.
Outlook
Based on the assumption that iron ore and steel prices will average for the remainder of 2017 their respective year-to-date averages, Cliffs would generate approximately $310 million of net income and $650 million of adjusted EBITDA1 for the full-year 2017.
Segment Outlook

	2017 Outlook Summary
Per Sales Ton Information	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Cost of goods sold and operating expense rate	$70 - $75	$37 - $42
Less:
Freight and venture partners' cost reimbursements expense rate (C)	$11	$2
Depreciation, depletion & amortization rate	$4	$1
Cash cost of goods sold and operating expense rate[2]	$55 - $60	$34 - $39

Sales volume (million tons)	19.0	11.0
Production volume (million tons)	19.0	11.5
(A) U.S. Iron Ore tons are reported in long tons of pellets.
(B) Asia Pacific Iron Ore tons are reported in metric tons of lump and fines.
(C) The freight and venture partners' cost reimbursements have offsetting amounts in revenue and have no impact on sales margin.
U.S. Iron Ore Outlook (Long Tons)
Cliffs full-year sales and production volumes expectation is unchanged at approximately 19 million long tons.

Cliffs' full-year 2017 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is unchanged at $55 - $60 per long ton.
Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2017 Asia Pacific Iron Ore expected production volume is unchanged at approximately 11.5 million metric tons. Due to market conditions, sales volume outlook has been reduced by 500,000 metric tons to 11 million metric tons. The product mix is expected to contain 52 percent lump ore and 48 percent fines.
Based on a full-year average exchange rate of $0.76 U.S. Dollar to Australian Dollar, Cliffs' full-year 2017 cash cost of goods sold and operating expense2 expectation is unchanged at $34 - $39 per metric ton.
SG&A Expenses and Other Expectations
Cliffs increased its full-year SG&A expense expectation by $10 million to $110 million to incorporate HBI prefeasibility spend and higher-than-anticipated incentive compensation accruals. Cliffs also notes that of the $110 million expectation, approximately $25 million is considered non-cash.
The Company's full-year 2017 interest expense is expected to be approximately $135 million. Of this $135 million, approximately $20 million is expected to be non-cash.
Capital Budget Update
Cliffs' full-year 2017 capital expenditures budget was increased by $10 million to $115 million, with the increase attributable to early spending related to the HBI production plant.
Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, July 27, 2017, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, we are recognized as the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; our ability to successfully conclude the CCAA process in a manner that minimizes cash outflows and associated liabilities; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; our ability to obtain the investments necessary for our HBI production plant; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; our ability to maintain appropriate relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully consider these risk factors.
SOURCE: Cliffs Natural Resources Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$512.0	$452.8	$924.8	$728.4
Freight and venture partners' cost reimbursements	57.3	43.4	106.1	73.3
	569.3	496.2	1,030.9	801.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(424.2)	(404.7)	(790.1)	(679.3)
SALES MARGIN	145.1	91.5	240.8	122.4
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(27.5)	(22.5)	(53.2)	(50.7)
Miscellaneous - net	(3.0)	5.7	8.9	2.7
	(30.5)	(16.8)	(44.3)	(48.0)
OPERATING INCOME	114.6	74.7	196.5	74.4
OTHER INCOME (EXPENSE)
Interest expense, net	(31.4)	(50.7)	(74.2)	(107.5)
Gain (loss) on extinguishment/restructuring of debt	(4.9)	3.6	(76.8)	182.4
Other non-operating income	0.8	0.2	1.5	0.3
	(35.5)	(46.9)	(149.5)	75.2
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	79.1	27.8	47.0	149.6
INCOME TAX BENEFIT (EXPENSE)	(2.6)	2.1	(0.8)	(5.4)
INCOME FROM CONTINUING OPERATIONS	76.5	29.9	46.2	144.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(46.4)	(0.4)	(45.9)	2.1
NET INCOME	30.1	29.5	0.3	146.3
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1.7	(16.7)	3.4	(25.5)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$31.8	$12.8	$3.7	$120.8
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.26	$0.07	$0.18	$0.67
Discontinued operations	(0.16)	—	(0.16)	0.01
	$0.10	$0.07	$0.02	$0.68
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.26	$0.07	$0.17	$0.67
Discontinued operations	(0.15)	—	(0.16)	0.01
	$0.11	$0.07	$0.01	$0.68
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	296,070	182,330	280,617	177,003
Diluted	300,711	184,557	285,247	178,305

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$321.5	$323.4
Accounts receivable, net	76.7	128.7
Inventories	287.6	178.4
Supplies and other inventories	83.6	91.4
Loans to and accounts receivable from the Canadian Entities	50.1	48.6
Other current assets	88.8	54.1
TOTAL CURRENT ASSETS	908.3	824.6
PROPERTY, PLANT AND EQUIPMENT, NET	999.1	984.4
OTHER NON-CURRENT ASSETS	122.7	114.9
TOTAL ASSETS	$2,030.1	$1,923.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$111.7	$107.6
Accrued expenses	112.8	123.3
Accrued interest	30.7	40.2
Contingent claims	50.0	—
Other current liabilities	108.1	120.0
TOTAL CURRENT LIABILITIES	413.3	391.1
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	276.1	280.5
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	201.9	193.9
LONG-TERM DEBT	1,611.8	2,175.1
OTHER LIABILITIES	193.7	213.8
TOTAL LIABILITIES	2,696.8	3,254.4
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(789.1)	(1,464.3)
NONCONTROLLING INTEREST	122.4	133.8
TOTAL DEFICIT	(666.7)	(1,330.5)
TOTAL LIABILITIES AND DEFICIT	$2,030.1	$1,923.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$0.3	$146.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	44.8	62.1
(Gain) loss on extinguishment/restructuring of debt	76.8	(182.4)
(Gain) loss on deconsolidation	48.6	(4.1)
Other	(8.3)	5.2
Changes in operating assets and liabilities:
Receivables and other assets	68.3	103.6
Inventories	(106.6)	(52.2)
Payables, accrued expenses and other liabilities	(56.1)	(97.8)
Net cash provided (used) by operating activities	67.8	(19.3)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(49.4)	(20.2)
Other investing activities	1.1	5.9
Net cash used by investing activities	(48.3)	(14.3)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	500.0	—
Debt issuance costs	(8.5)	(5.2)
Net proceeds from issuance of common shares	661.3	—
Repurchase of debt	(1,154.0)	—
Distributions of partnership equity	(8.7)	(28.1)
Repayment of equipment loans	—	(95.6)
Borrowings under credit facilities	—	105.0
Repayment under credit facilities	—	(105.0)
Other financing activities	(13.9)	(13.6)
Net cash used by financing activities	(23.8)	(142.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2.4	(0.9)
DECREASE IN CASH AND CASH EQUIVALENTS	(1.9)	(177.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	323.4	285.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$321.5	$108.2

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted EBITDA on a segment basis, and both EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$30.1	$29.5	$0.3	$146.3
Less:
Interest expense, net	(31.4)	(50.7)	(74.2)	(107.5)
Income tax benefit (expense)	(2.6)	2.1	(0.8)	(5.4)
Depreciation, depletion and amortization	(21.6)	(26.9)	(44.8)	(62.1)
EBITDA	$85.7	$105.0	$120.1	$321.3

Less:
Impact of discontinued operations	$(46.4)	$(0.4)	$(45.9)	$2.1
Gain (loss) on extinguishment/restructuring of debt	(4.9)	3.6	(76.8)	182.4
Foreign exchange remeasurement	—	0.2	13.6	(0.9)
Severance and contractor termination costs	—	—	—	(0.1)
Adjusted EBITDA	$137.0	$101.6	$229.2	$137.8

NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA OUTLOOK

(In Millions)
Year Ending December 31,
2017
Net Income	$310.0
Less:
Interest expense, net	(135.0)
Income tax expense	(0.9)
Depreciation, depletion and amortization	(95.0)
EBITDA	$540.9

Less*:
Impact of discontinued operations	$(45.9)
Loss on extinguishment/restructuring of debt	(76.8)
Foreign exchange remeasurement	13.6
Adjusted EBITDA	$650.0
*Adjustments to EBITDA are unpredictable by nature and thus cannot be forecasted beyond June 30, 2017.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Three Months Ended June 30,			Three Months Ended June 30,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(327.1)	$(97.1)	$(424.2)	$(291.7)	$(113.0)	$(404.7)
Less:
Freight and reimbursements	(54.3)	(3.0)	(57.3)	(39.1)	(4.3)	(43.4)
Depreciation, depletion & amortization	(16.7)	(3.3)	(20.0)	(19.4)	(6.1)	(25.5)
Cash cost of goods sold and operating expenses	$(256.1)	$(90.8)	$(346.9)	$(233.2)	$(102.6)	$(335.8)

	(In Millions)
	Six Months Ended June 30,			Six Months Ended June 30,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(564.9)	$(225.2)	$(790.1)	$(464.0)	$(215.3)	$(679.3)
Less:
Freight and reimbursements	(93.2)	(13.0)	(106.2)	(64.4)	(8.9)	(73.3)
Depreciation, depletion & amortization	(33.1)	(8.0)	(41.1)	(46.3)	(12.9)	(59.2)
Cash cost of goods sold and operating expenses	$(438.6)	$(204.2)	$(642.8)	$(353.3)	$(193.5)	$(546.8)

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	June 30, 2017	June 30, 2016
Long-term debt	$1,611.8	$2,489.7
Short-term debt and current portion of long-term debt	—	17.5
Total Debt	$1,611.8	$2,507.2
Less:
Cash and cash equivalents	$321.5	$108.2
Undiscounted interest	—	74.3
Net Debt	$1,290.3	$2,324.7